Exhibit 12
ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

(in millions)		Three months ended March 31,				For the Year ended December 31,

		2007		2006		2006		2005		2004		2003		2002
1.	Income from operations
	before income tax and cumulative effect of change in
	accounting principle, after-tax	$225		$144		$624		$591		$545		$453		$302

	Fixed Charges:

2.	Interest on indebtedness	8		2		13		6		2		1		-

3.	Interest factor of annual rental expense	-		-		-		-		-		-		2

4.	Total fixed charges (2+3)	$8		$2		$13		$6		$2		$1		$2

5.	Income from operations before income taxes and fixed
	charges (1+4)	$233		$146		$637		$597		$547		$454		$304

6.	Ratio of earnings to fixed charges before dividends on
	redeemable preferred securities and interest credited to contractholder funds (5/4)	29.1	X	73.0	X	49.0	X	99.5	X	273.5	X	454.0	X	152.0	X

7.	Dividends on redeemable preferred securities	-		-		-		-		1		2		3

8.	Total fixed charges and dividends on
	redeemable preferred securities (4+7)	$8		$2		$13		$6		$3		$3		$5

9.	Income from continuing operations before
	income taxes, fixed charges and dividends on redeemable preferred securities (1+4+7)	$233		$146		$637		$597		$548		$456		$307

10.	Ratio of earnings to fixed charges, excluding interest credited to contractholder funds (A) (9/8)	29.1	X	73.0	X	49.0	X	99.5	X	182.7	X	152.0	X	61.4	X

11.	Interest credited to contractholder funds	635		603		2,543		2,340		1,923		1,764		1,691

12.	Total fixed charges including dividends on
	redeemable preferred securities and interest
	credited to contractholder funds (8+11)	$643		$605		$2,556		$2,346		$1,926		$1,767		$1,696

13.	Income from continuing operations
	before income taxes and fixed charges
	including dividends on redeemable preferred securities and interest credited to contractholder
	funds (1+12)	$868		$749		$3,180		$2,937		$2,471		$2,220		$1,998

14.	Ratio of earnings to fixed charges (13/12)	1.3	X	1.2	X	1.2	X	1.3	X	1.3	X	1.3	X	1.2	X

(A)

In this presentation, interest credited to contractholder funds is excluded to promote transparency and allows users of this exhibit to quantify the impact of interest credited to contractholder funds on the ratio of earnings to fixed charges.